Exhibit 2.1

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

REX ENERGY CORPORATION

AND

SAND HILLS MANAGEMENT, LLC

AS SELLERS,

AND

AMERICAN INDUSTRIAL WATER, LLC

AS PURCHASER,

DATED AS OF JUNE 18, 2015

-i-

(continued)

-ii-

(continued)

Section		Page
ARTICLE 6
CONDITIONS TO CLOSING

6.1	Conditions of Sellers to Closing	40

6.2	Conditions of Purchaser to Closing	41

6.3	Frustration of Closing Conditions	42

ARTICLE 7
CLOSING

7.1	Time and Place of Closing	42

7.2	Obligations of Sellers at Closing	42

7.3	Obligations of Purchaser at Closing	43

ARTICLE 8
TAX MATTERS

8.1	Liability for Taxes	44

8.2	Preparation and Filing of Company Tax Returns	45

8.3	Access to Information	45

8.4	Contest Provisions	46

8.5	Post-Closing Actions Which Affect Sellers’ Tax Liability	46

8.6	Refunds	47

ARTICLE 9
TERMINATION

9.1	Termination	47

9.2	Effect of Termination	48

ARTICLE 10
INDEMNIFICATION; LIMITATIONS

10.1	Indemnification	48

10.2	Indemnification Actions	50

10.3	Limitation on Actions	51

ARTICLE 11
MISCELLANEOUS

11.1	Counterparts	52

11.2	Notices	52

11.3	Sales or Use Tax, Recording Fees and Similar Taxes and Fees	54

11.4	Expenses	54

-iii-

(continued)

-iv-

(continued)

EXHIBITS:*

Exhibit A	Assignment and Assumption Agreement

SCHEDULES: *

Schedule 1.2(g)	Form of Commercial Agreement
Schedule 1.2(vv)	Transition Services
Schedule 1.2(xx)	Working Capital Example
Schedule 3.3	Subsidiaries
Schedule 3.5(b)	Balance Sheet
Schedule 3.5(d)	Liabilities
Schedule 3.6	Litigation
Schedule 3.9	Environmental Laws
Schedule 3.10	Properties
Schedule 3.11	Material Contracts
Schedule 3.12	Broker’s Fees
Schedule 3.14	Insurance Policies
Schedule 3.15	Intellectual Property
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Affiliated Transactions
Schedule 3.18	Labor matters
Schedule 3.18(a)	Employees
Schedule 3.18(e)	Terminated Employees
Schedule 3.19	Employee Benefits
Schedule 3.20	Consents
Schedule 3.21	Sellers’ Knowledge
Schedule 5.3	Operation of the Business
Schedule 5.6	Employee Matters
Schedule 5.8	Loans
Schedule 5.11	Certain Affiliate Obligations
Schedule 7.2(e)	Third Party Consents

*	The exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.

-v-

TABLE OF DEFINED TERMS

Accounting Arbitrator	9	Net Working Capital	6
Accounting Principles	1	Obligations	57
Affiliate	2	Parties	1
Agreed Rate	2	PBGC	6
Agreement	1	Person	6
Business	2	Parent	57
Business Day	2	Post-Closing Period	6
Claim Notice	50	Pre-Closing Period	6
Closing	42	Purchase Price	8
Closing Date	42	Purchaser	1
Closing Payment	8	Purchaser Group	49
Code	2	Released Claims	37
Company	1	Released Parties	37
Confidentiality Agreement	2	Releasors	37
Current Assets	2	Rex	1
Current Liabilities	3	Rollover Notice	1
Damages	52	Sand Hills	1
Data Room	3	Sellers	1
Employee Plans	3	Seller Group	48
Environmental Laws	3	Shares	1
ERISA	3	Straddle Period	7
ERISA Affiliate	3	Target Closing Date	42
Excluded E&P Business	38	Tax	7
Governmental Authority	4	Tax Allocation Schedule	10
HSR Act	4	Tax Items	7
Indebtedness	4	Tax Proceeding	46
Laws	5	Tax Return	7
Management Rollover	1	Transfer Taxes	54
Management Rollover Percentage	1	Continuing Employees	35
Material Adverse Effect	5	Unadjusted Purchase Price	8
Material Contracts	19	WARN Act	8

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), is dated as of June 18, 2015, by and among Rex Energy Corporation, a Delaware corporation (“Rex”) and Sand Hills Management, LLC, a Pennsylvania limited liability company (“Sand Hills,” and, together with Rex, collectively, the “Sellers”), and American Industrial Water, LLC, an Ohio limited liability company (“Purchaser”, and, together with Sellers, the “Parties”). [REDACTED]*

RECITALS

Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding membership interests of Water Solutions Holdings, LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale.

(a) Subject to, and on the terms and conditions contained in, this Agreement, at the Closing, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase, assume, accept, and pay for, one hundred percent (100%) (except as otherwise provided in Section 1.1(b) in the event of the Management Rollover) of the equity interests of the Company (the “Shares”).

(b) The Parties acknowledge that Sand Hills may elect to retain a continuing equity interest in the Company following the Closing (the “Management Rollover”) in an amount to be agreed upon by Sand Hills and Purchaser (such amount, the “Management Rollover Percentage”). In the event that Sand Hills and Purchaser agree to effect the Management Rollover prior to the Closing, Sand Hills and Purchaser shall give notice of such agreement to Rex (the “Rollover Notice”), and following delivery of the Rollover Notice to Rex, (i) all references in this Agreement to the “Shares” shall be deemed to exclude a portion of the equity interests of the Company held by Sand Hills in an amount equal to the Management Rollover Percentage, and (ii) Purchaser shall have no obligation to make or pay, and no Seller shall have the right or obligation to receive or pay, a percentage of any payments required to be made to or by Sellers hereunder (other than pursuant to Article 10, excluding Section 10.1(b)(iii)) equal to the Management Rollover Percentage.

1.2 Certain Definitions. As used herein:

(a) “Accounting Principles” means the Company’s current accounting recognition practices and procedures, consistently applied.

(b) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, that after the Closing, the Company and the Subsidiaries shall be Affiliates of Purchaser but shall not be Affiliates of any Seller.

(c) “Agreed Rate” means the lesser of (i) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the last Business Day prior to the Closing Date [REDACTED]* and (ii) the maximum rate allowed by applicable Law.

(d) “Business” means the business of the Company and the Subsidiaries as it may be conducted from time to time until Closing and as it has been conducted in the past, taken as a whole, including the provision, storage, management, handling, transportation, and disposal of water and the ownership and operation of rights-of-way, facilities, and water gathering and transportation systems.

(e) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Harrisburg, Pennsylvania, United States of America.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Commercial Agreement” means that certain agreement between the Company and Rex in the form attached hereto as Schedule 1.2(g).

(h) “Company Systems” means the computer systems (including the computer Software, firmware and hardware), telecommunications, networks, peripherals, platforms and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company or any of the Subsidiaries.

(i) “Confidentiality Agreement” means that certain Confidential Information Agreement dated as of February 11, 2015 by and between American Water Works Service Company, Inc. and the Company, as amended from time to time.

(j) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the Company, any of the Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations.

(k) “Current Assets” means the sum of all cash, cash equivalents, short-term investments, accounts receivable (whether or not billed) and accrued revenue associated with accounts receivable, prepaid expenses, and other current assets of the Company and the Subsidiaries, as determined in accordance with the Accounting Principles.

(l) “Current Liabilities” means the sum of all accounts payable and accrued expenses associated with the same, and other current liabilities of the Company and the Subsidiaries, as determined in accordance with the Accounting Principles, excluding, however, the current portion of, and any other obligations under or with respect to, any Indebtedness.

(m) “Data Room” means the electronic virtual data room established by Sellers in connection with the transactions contemplated hereby.

(n) “Escrow Agent” means Delaware Trust Company.

(o) “Escrow Agreement” means the escrow agreement by and among the Escrow Agent, Purchaser and Sellers, dated on or before the Closing Date, in form and substance reasonably satisfactory to the Parties.

(p) “Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

(q) “Effective Time” means 12:01 a.m. local time in Harrisburg, Pennsylvania on the Closing Date.

(r) “Employee Plans” means employee benefit plans, programs, arrangements and agreements (whether or not written), including, without limitation, (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, deferred compensation, equity compensation, perquisites, severance, employment, change of control, vacation and other similar plans, programs, practices or agreements, whether or not subject to ERISA and whether covering one person or more than one person, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company, the Subsidiaries, or any of their respective Affiliates, including ERISA Affiliates, for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or the Subsidiaries or any spouse or dependent of such individual, or under which the Company or the Subsidiaries has or may have any liability.

(s) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, and outdoor or indoor air.

(t) “Environmental Laws” means any Law relating to the protection of the Environment, Releases of Hazardous Substances, public or workplace health and safety or injury to Persons relating to exposure to any Hazardous Substance.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “ERISA Affiliate” means any other Person that is required to be treated as a single employer with a Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

(w) “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

(x) “Governmental Authority” means any transnational, or domestic or foreign federal, state, or local, governmental authority, commission, department, court, agency or official, including any political subdivision thereof.

(y) “Hazardous Substance” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold or other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

(z) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(aa) “Indebtedness” means with respect to any specified Person at any date, without duplication, any of the following: (i) obligations, including principal and interest, with respect to borrowed money; (ii) payment obligations evidenced by a bond (other than bonds of the type excluded in the provisio in subsection (v)), note, debenture, or similar instrument (including a purchase money obligation) that are not evidence of trade payables; (iii) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice); (iv) off-balance sheet financing; (v) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, letters of credit, or similar arrangements, whether or not drawn (excluding however, any road use bond, wage bond, or other surety not obtained or entered into under a Loan, the maintenance of which is necessary for the continued operation of the Business in the ordinary course); (vi) all obligations of such Person created or arising under any conditional sale or title retention agreement; (vii) the liquidation value or redemption price, as the case may be, of all preferred or redeemable equity interests of such Person; (viii) any obligation or liability required to be recorded as capital leases; (ix) any obligation or liability secured by a lien (other than a Permitted Lien) on such Person’s assets (other than trade payables); (x) any obligation or liability of such Person for deferred rent; (xi) any amounts owed to Affiliates (other than under or with respect to purchase orders, service agreements, service orders, intercompany trade payables, and lease payments, and other matters that would not otherwise constitute Indebtedness under the other subsections of this Section 1.2(aa) and that arise pursuant to arm’s length transactions between such Person and such Person’s Affiliates); (xii) any obligation or liability of such Person arising from cash/book overdrafts; (xiii) any obligation or liability of such Person (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (xiv) any guaranty or securing of any Indebtedness of the type referred to in clauses (i) through (xiii) above, of any other Person and (xv) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing. For purposes of clause (xi) of this Section (bb) only, the Company and the Subsidiaries shall not be considered Affiliates of one another.

(bb) “Intellectual Property Rights” means all of the following in all jurisdictions throughout the world: (i) patents, patent applications, patent or invention disclosures, design rights, and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, extension or reexamination thereof; (ii) trademarks, trade names, service marks, trade dress, corporate names slogans and other indicia of source or origin, together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing (and all logos related to the foregoing), and all registrations and applications therefor; (iii) copyrights, copyrightable or copyrighted works and mask work, and all registrations and applications therefor; (iv) internet domain names and social media accounts; (v) trade secrets and other Confidential Information, ideas, know how, related processes and techniques, manufacturing processes, research and development information, drawings, specifications, formulas, designs, plans, proposals, technical data and manuals, internal business information, identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations, compilations of data and analyses, systems, records, reports, documentation, models, innovations, improvements, methods, designs, analyses, reports and all similar or related information; (vi) computer programs and software (including source code, object code, executable code, firmware, systems, tools, data, databases, and related documentation) and software implementations of algorithms, models and methodologies (collectively, “Software”); (vii) databases, (viii) moral rights and (ix) all other intellectual property and intangible properties.

(cc) “Laws” means any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

(dd) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

(ee) “Line of Credit” means, collectively, the Line of Credit Agreement, dated as of October 28, 2013 (as amended by the First Amendment dated as of February 21, 2014), between Manufacturers and Traders Trust Company (a/k/a M&T Bank) and Keystone Clearwater Solutions, LLC and the related Replacement Daily Adjusting LIBOR Revolving Line Note, dated July 25, 2014, made by Keystone Clearwater Solutions, LLC, and all other documents relating thereto.

(ff) “Loan” means any Indebtedness for borrowed money, excluding contractual or statutory joint and several liability obligations and trade payables and other accounts payable incurred in the ordinary course of business.

(gg) “Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has had or would reasonably be expected to have a material adverse effect on the ownership, assets, operation, results of operations or financial condition of the Business, taken as a whole; provided, however, that any event, change, circumstance, effect, development or state of facts to the extent arising from, relating to, or resulting from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general economic, financial market, regulatory or political conditions; (ii) the announcement or pendency of any of the transactions contemplated hereby (provided, however, that this clause (ii) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties in this Agreement relating to conflicts, breaches or defaults or required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or the execution and delivery of any other documents contemplated hereby or the consummation of the transactions contemplated hereby or thereby); (iii) general changes in national, regional, state, local, or foreign oil and gas, water logistics and management (including water production, intake, provision, storage, treatment, handling, transportation, or disposal), or waste disposal industries generally or in any area or areas where the Business is conducted; (iv) changes in Law; (v) changes to the Accounting Principles, or any other accounting rules, regulation, or standards; (vi) civil unrest or any act of terrorism, declaration of war or other global unrest or international hostilities; (vii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (viii) any action taken that is required or permitted by this Agreement or that is taken at Purchaser’s express written request; (ix) any failure to take any action expressly prohibited by this Agreement; (x) any earthquakes, landslides, hurricanes, tornados, adverse weather conditions, fire or other natural disasters, or acts of God; (xi) acts or failures to act of Governmental Authorities (where not caused by or resulting from the willful or grossly negligent acts of a Seller), except, in the case of clauses (iii), (iv), (v) and (vi), to the extent such change, condition, event or effect has a materially disproportionate effect on the Business, taken as whole, compared to industry participants, or, in the case of clause (i), to the extent such change, condition, event or effect is specific to, or was caused (proximately and in fact) by the gross negligence or willful misconduct of the Company or a Subsidiary.

(hh) “Net Working Capital” means the amount of Current Assets of the Company and the Subsidiaries minus the Current Liabilities of the Company and the Subsidiaries, each calculated as of the Effective Time and as prepared consistent with the conventions employed in the preparation of the Working Capital Example.

(ii) “PBGC” means the Pension Benefit Guaranty Corporation.

(jj) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(kk) “Post-Closing Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date and ending on the last day of the Straddle Period.

(ll) “Pre-Closing Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of the Straddle Period and ending on the Closing Date.

(mm) “Pro Rata Percentage” means (i) sixty percent (60%) to Rex, and forty percent (40%) to Sand Hills, or (ii) if a Rollover Notice has been provided to Rex, sixty percent (60%) to Rex, a percentage equal to forty percent (40%) minus the Management Rollover Percentage to Sand Hills, and a percentage equal to the Management Rollover Percentage shall not be paid pursuant to the last sentence of Section 1.1(b).

(nn) “R&W Insurance Policy” means the representations and warranties insurance policy issued by AIG Specialty Insurance Company to Purchaser.

(oo) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) and any condition that results in the exposure of a person to a Hazardous Substance.

(pp) “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

(qq) “Subsidiaries” means Persons in which all issued and outstanding equity interests are owned, directly or indirectly, by the Company.

(rr) “Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by, or on behalf of, and payable by the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and the other documents contemplated herein, in each case to the extent unpaid as of the Closing Date, including (a) all legal, investment banking and accounting fees and fees of other advisors, and (b) any change of control, bonus, severance or similar payments required to be paid to any employee, service provider or other representative of any Company or any Subsidiary at Closing and as a result of the transactions contemplated by this Agreement, including the employer portion of any payroll or employment Taxes related thereto, but excluding, in each case, amounts incurred or paid by the Company or any Subsidiary pursuant to Sections 5.6(b) or 11.3.

(ss) “Tax” means (i) federal, state, or local taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (i); and (iii) any liability for any item described in subsections (i) and (ii), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

(tt) “Tax Items” means items of income, gain, loss, deduction, or credit.

(uu) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(vv) “Transition Services Agreement” means a transition services agreement between Purchaser (or one of its Affiliates), the Company and Rex (or one of its Affiliates) in form and substance reasonably satisfactory to Purchaser and Rex, which shall provide for the provision of the services set forth on Schedule 1.2(vv) by Rex.

(ww) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses.

(xx) “Working Capital Example” means Net Working Capital as of April 30, 2015, prepared in accordance with the terms hereof and as set forth on Schedule 1.2(xx).

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be One Hundred Thirty Million Dollars ($130,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.2.

2.2 Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows, without duplication, and only with respect to matters identified on or before the date that is four (4) months after the Closing Date:

(a) increased or decreased, as applicable, on a dollar-for-dollar basis by the amount by which the Net Working Capital is greater than, or less than, [REDACTED]*, respectively;

(b) increased by the amount of capital expenditures incurred with respect to the Business between January 1, 2015 and the Closing Date, but paid by or on behalf of either Seller or any Affiliate thereof, to the extent greater than [REDACTED]* in the aggregate; and

(c) decreased by the amount of any unpaid Indebtedness of the Company or a Subsidiary (other than to the Company or another Subsidiary) and any Transaction Expenses as of the Closing.

2.3 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Target Closing Date, Sellers shall prepare and deliver to Purchaser, using and based upon the books and records of the Company and the Subsidiaries, a preliminary settlement statement setting forth Sellers’ good faith estimate of the Purchase Price for the Shares after giving effect to all adjustments set forth in Section 2.2, including the calculation of Net Working Capital. Purchaser shall have three (3) Business Days to review such preliminary settlement statement. On the day following expiration of such three (3) Business Day review period, Purchaser shall submit a written report containing any changes Purchaser proposes to be made to the settlement statement. Sellers and Purchaser shall agree on a final settlement statement no later than one (1) Business Day prior to Closing; provided, however, if Sellers and Purchaser are unable to agree, then, subject to Section 2.3(b), Sellers’ determination shall be used to calculate the amount payable by Purchaser to Sellers at Closing (such amount, the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than the seventy-fifth (75th) day following the Closing Date, Purchaser shall prepare and deliver to Sellers a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 2.2. Purchaser shall make such reasonable documentation as is in Purchaser’s possession available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Purchaser (together with all necessary supporting documentation), Sellers shall deliver to Purchaser a written report containing any changes that Sellers propose be made to such statement. If Sellers do not deliver such report to each Seller on or before the end of such thirty (30) day period, Sellers shall be deemed to have agreed with Purchaser’s statement, and such statement shall become final and binding upon the Parties.

(c) The Parties shall undertake to agree on the final statement of the Purchase Price no later than thirty (30) days after delivery of Purchaser’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to Grant Thornton LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm mutually acceptable to both Purchaser and Sellers (the “Accounting Arbitrator”), for review and final determination by arbitration. Each Party agrees to sign, if requested by the Accounting Arbitrator, a reasonable engagement letter and to provide indemnity and other standard agreements that the Accounting Arbitrator requires as a condition to the engagement.

(d) The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Article 2 and may not increase the Purchase Price more than the greatest Purchase Price proposed by a Party nor decrease the Purchase Price more than the lowest Purchase Price proposed by a Party. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 2.3(d)) or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Sellers (collectively) and Purchaser (individually) shall each bear one-half of the costs and expenses of the Accounting Arbitrator.

(e) Within ten (10) days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price (the “Finalization Date”), (x) if the Purchase Price exceeds the Closing Payment, then the Parties shall cause the Escrow Agent to distribute to Sellers the Escrow Amount and Purchaser shall pay such excess in immediately available funds to Sellers or (y) if the Closing Payment exceeds the Purchase Price, then the Parties shall cause the Escrow Agent to distribute to Purchaser, such excess (up to the amount of the Escrow Amount), and if the Escrow Amount is insufficient, then Sellers shall wire transfer to Purchaser immediately available funds in the amount of such insufficiency, and Sellers shall be entitled to receive the remaining amount, if any, of the Escrow Amount. Any post-Closing payment pursuant to this Section 2.3(d) shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(f) Sellers shall use commercially reasonable efforts (but without the obligation to pay any amount to, or undertake any obligations for the benefit of, Purchaser, the

Company, the Subsidiaries, or any other Person) to assist Purchaser in preparation of the final statement of the Purchase Price under Section 2.3(c) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Purchaser to facilitate such process.

(g) All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to a bank account as may be specified by Sellers in writing, in accordance with each Seller’s Pro Rata Percentage (other than payments made pursuant to Article 10 (excluding Section 10.1(b)(iii)), which shall not be reduced in any respect due to the Management Rollover). All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing.

2.4 Income Tax Treatment and Allocation of the Purchase Price.

(a) Within sixty (60) days after the determination of the Purchase Price under Section 2.3, Sellers shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a schedule (the “Tax Allocation Schedule”) allocating the Purchase Price (and all other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate) for Purchasers’ review, comment, and approval, which approval shall not unreasonably be withheld, conditioned or delayed. If Purchaser objects to an allocation on the Tax Allocation Schedule, Purchaser and Sellers shall endeavor to resolve the matter. If Purchaser and Sellers are unable to agree as to such an allocation, the matter will be referred to the Accounting Arbitrator, whose decision shall be binding. Upon final agreement as to the allocation, the allocation shall be binding upon Purchaser and Sellers. Purchaser shall cooperate with Sellers in the preparation of the Tax Allocation Schedule.

(b) Unless a Rollover Notice has been provided to Rex, the acquisition of the Shares pursuant to the terms of this Agreement shall be treated by Purchaser and Sellers for federal and applicable state income Tax purposes as a purchase of assets by Purchaser and sale of membership interests by Sellers, in accordance with Revenue Ruling 99-6. In such case, the allocations set forth in the Tax Allocation Schedule shall be used by Sellers and Purchaser as the basis for reporting asset values and other items, including preparing Internal Revenue Service Form 8594, Asset Acquisition Statement. Sellers and Purchaser agree not to assert, and will cause their Affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth set forth on the Tax Allocation Schedule.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the provisions of this Article 3, and the other terms and conditions of this Agreement, Sellers, severally and not jointly, represent and warrant to Purchaser the matters set out in Sections 3.1 through 3.20:

3.1 Sellers.

(a) Rex is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has all corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Sand Hills is a limited liability company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has all organizational power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the Rex and Sand Hills is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.

(b) Each Seller has the corporate or limited liability company, as applicable, power to enter into and perform this Agreement (and all documents required to be executed and delivered by such Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c) The execution, delivery, and performance of this Agreement by each Seller (and all documents required to be executed and delivered by such Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller (and all documents required to be executed and delivered by such Seller at Closing shall be duly executed and delivered by such Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity.

(d) The execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by each Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the applicable organizational or governing documents of such Seller, (ii) assuming compliance with the requirements of the HSR Act, violate any applicable Law, or, assuming compliance by Sellers with Section 5.8, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under any provision of any material note, bond, mortgage, indenture, or other financing instrument binding upon such Seller or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any such Seller.

3.2 The Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all organizational power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company in each jurisdiction where the Business conducted by the Company requires such qualification.

(b) The execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by each Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the applicable organizational or governing documents of the Company, (ii) assuming compliance with the HSR Act, violate any applicable Law, or, assuming compliance by Sellers with Section 5.8, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any material note, bond, mortgage, indenture, or other financing instrument binding upon the Company or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company.

(c) Sellers have made available to Purchaser (i) true and complete copies of the certificate of formation and limited liability company agreement, each as amended as of the date hereof, of the Company and (ii) the transfer books and minute books of the Company.

(d) Other than the Subsidiaries, the Company does not own, directly or indirectly, any equity interest in any other Person.

(e) The Company is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

3.3 Subsidiaries.

(a) Each Subsidiary is a limited liability company duly organized and validly existing under the Laws of its respective jurisdiction of formation as described in Schedule 3.3 and has all organizational power and authority required to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign limited liability company in each jurisdiction where its Business requires such qualification.

(b) The execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by each Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the applicable organizational or governing documents of any Subsidiary, (ii) assuming compliance with the requirements of the HSR Act, violate any applicable Law or Permit, or, assuming compliance by Sellers with Section 5.8, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Subsidiary or to a loss of any benefit to which any Subsidiary is entitled under any provision of any material note, bond, mortgage, indenture, or other financing instrument binding upon any Subsidiary or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Subsidiary.

(c) Sellers have made available to Purchaser (i) true and complete copies of the certificate of formation and limited liability company agreement, each as amended as of the date hereof, of each Subsidiary and (ii) the transfer books and minute books of each Subsidiary.

(d) The issued and outstanding membership interests in each Subsidiary are owned by the Company free and clear of any Liens (other than restrictions on transfers that may be imposed by applicable securities Laws or in the applicable Subsidiary’s organizational documents). Other than this Agreement and their respective organizational documents, the issued and outstanding membership interests in each Subsidiary are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such membership interests.

(e) The entire equity ownership of each Subsidiary consists of the equity interests as set forth in Schedule 3.3. In each case, all of such equity interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable organizational documents of such Subsidiaries and except for any obligation to return distributions under the Delaware Limited Liability Company Act) and have not been issued in violation of any preemptive rights. Except for the equity interests shown on Schedule 3.3, there are no outstanding equity interests in any Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement (or the transactions contemplated hereby), there are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, preemptive rights, stock appreciation rights, phantom stock, profit participation rights, calls or commitments of any character whatsoever, relating to the membership interests of any Subsidiary, to which such Subsidiary is a party or bound. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of such Subsidiary.

3.4 The Shares.

(a) Sellers have good and valid title to the Shares free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Company’s governing instruments) and will transfer and deliver to Purchaser on the Closing Date valid title to such Shares free and clear of any such Lien. Other than this Agreement, the Shares are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(b) The entirety of the equity interests of the Company (including the Shares) are represented by sharing ratios by each Seller in the Company, which are held forty percent (40%) by Sand Hills and sixty percent (60%) by Rex.

(c) The Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights. Except for the Shares (and the equity interests to be retained in the Management Rollover, if any), there are no outstanding equity interests in the Company, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement, there are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, preemptive rights, stock appreciation rights, phantom stock, profit participation rights, calls or commitments of any character whatsoever, relating to the membership interests of the Company, to which the Company is a party or bound. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company.

3.5 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2013 and 2014, and the related audited consolidated statements of income and cash flows of the Company and the Subsidiaries for the years ended December 31, 2013 and 2014 were prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and the Subsidiaries as of December 31, 2013 and 2014, and their consolidated results of operations and cash flows for the fiscal years then ended. True, correct and complete copies of such financial statements have been made available to Purchaser.

(b) The balance sheet and the related unaudited consolidated statements of income of the Company and the Subsidiaries for the four-months ended April 30, 2015 (the “Balance Sheet Date”), true, correct and complete copies of which are attached to Schedule 3.5(b) (the “Balance Sheet”), were prepared from the books and records of the Company and the Subsidiaries in conformity with GAAP applied on a consistent basis throughout the period indicated, and fairly present the consolidated financial position of the Company and the Subsidiaries as of the Balance Sheet Date and their consolidated results of operations for the period referred to therein, subject to normal year-end adjustments (which are not, in the aggregate, reasonably expected to be material) and the absence of notes otherwise required by GAAP.

(c) The Company and the Subsidiaries maintain a system of internal accounting controls which are in all material respects effective in providing reasonable assurance that (i) records are maintained in reasonable detail that fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) transactions are executed and expenditures of the Company and the Subsidiaries are being made only in accordance with appropriate general or specific authorizations of management, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. Notwithstanding the foregoing, Purchaser acknowledges that (x) Rex provides an accounting control environment compliant with the Sarbanes-Oxley Act of 2002, an (y) as of the Closing, the Company and the Subsidiaries will no longer operate in such an environment, except to the extent provided by Purchaser. None of the Company or any Subsidiary has entered into any off-balance sheet transactions, arrangements or has any obligations (including contingent obligations) or other material relationships with unconsolidated entities or other Persons.

(d) There are no liabilities obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, of the Company or any Subsidiary of any kind, other than (i) liabilities adequately reflected in or reserved against in the Balance Sheet, (ii) liabilities not required under GAAP to be shown on the Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof; (iii) liabilities disclosed in Schedule 3.5(d); and (iv) liabilities incurred in the ordinary course of business since the Balance Sheet Date which, individually or in the aggregate, are not reasonably likely to be material to the Company or any Subsidiary.

(e) Since the Balance Sheet Date, (i) the Business has been operated in the ordinary course of business consistent with past practices, (ii) none of the Company or the Subsidiaries have taken or omitted to take any action which, had such action or omission occurred after the date of this Agreement, would have violated the covenants in Section 5.3, and (iii) there has not been any event, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.6 Litigation. Except as set forth on Schedule 3.6, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Sellers, threatened against or affecting, the Company or any Subsidiary or any of their respective properties or assets or their respective officers, directors, managers, members, or employees in such capacities, before any arbitrator or Governmental Authority that (a) involves a claim or claims seeking monetary damages in excess of Fifty Thousand Dollars ($50,000) in the aggregate or injunctive or other equitable relief, or (b) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, and, to the knowledge of Sellers, there is no reasonable basis for any of the foregoing. None of the Sellers, the Company, or any Subsidiary is a party or subject to or in default under any judgment or order of any Governmental Authority other than orders of general applicability.

3.7 Taxes and Assessments.

(a) Each of the Company and the Subsidiaries has filed all Tax Returns that they were required to file under applicable Law, and all such Tax Returns were correct and complete in all respects. All Taxes shown as due and payable on such Tax Returns have been paid.

(b) Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing any employee, independent contractor, creditor, stockholder or other third Person, and all Forms W-2 and 1099 required with respect thereto have been properly and timely filed or provided.

(c) No action, suit, Governmental Authority proceeding, or audit is now in progress with respect to the Company or any of the Subsidiaries regarding Taxes, and none of Sellers, the Company, or the Subsidiaries has received written notice of any pending or threatened action, suit, Governmental Authority proceeding, or audit against it (which remains outstanding) from any applicable Governmental Authority.

(d) No claim has been made by any Governmental Authority in a jurisdiction where the Company and/or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) Neither the Company nor the Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) As of the Closing Date, neither the Company nor the Subsidiaries will be a party to any Tax allocation or sharing agreement.

(g) Neither the Company nor the Subsidiaries is or has been a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation § 1.6011-4(b)(2).

(h) No election has been made under any Law to treat the Company or any Subsidiary as an association taxable as a corporation, and for all taxable years from and after the formation of the Company and each Subsidiary, each such Subsidiary has been treated as a disregarded entity with respect to Sellers or the Company.

3.8 Compliance with Laws; Permits. Except as set forth on Schedule 3.9, (a) the Company and each Subsidiary (i) is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws and (ii) has all material permits, licenses, authorizations, consents and approvals from or of, and has made all filings, applications and registrations with, all Governmental Authorities required to carry on its business as now conducted (collectively, “Permits”), and all such Permits are in full force and effect and have not been violated by such Person in any material respect, and, as of the date hereof, no suspension, cancellation or revocation of any such Permit is pending or, to the knowledge of Sellers, threatened against such Person; and (b) none of Sellers, the Company or any Subsidiary has received notice of any violation of any applicable Law by the Company or any Subsidiary or any of their Affiliates relating to the Business.

3.9 Environmental Laws.

(a) Except as set forth on Schedule 3.9, (i) no written notice, order, complaint or penalty has been received from a Governmental Authority or any other Person since January 1, 2012 by Sellers or the Company or any Subsidiary which allege a material violation by or liability of the Company or any Subsidiary of or under any Environmental Law and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Sellers, threatened in writing, in the case of clauses (i) and (ii), which allege a material violation by or liability of the Company or any Subsidiary of or under any Environmental Law.

(b) The Company and each Subsidiary has all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance in all material respects with the terms of such permits and with all other applicable Environmental Laws.

(c) Sellers have made available to Purchaser copies of all written studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports, prepared since January 1, 2012, related to the environmental condition or compliance status of the Leased Real Property and Owned Real Property, or other properties (including without limitation real properties formerly owned, leased, or used by the Company or any Subsidiary) for which the Company or any Subsidiaries may reasonably be expected to have liability, which have been conducted by or on behalf of the Company or any of the Subsidiaries, or that are otherwise in the Company’s or any Subsidiary’s possession or control.

(d) Except as set forth on Schedule 3.9, there has been no Release or threatened Release of any Hazardous Substance at any Owned Real Property or Leased Real Property or, to the knowledge of Sellers, at any property formerly owned, leased or used by the Company or any Subsidiary during the time of such ownership, leasing or use, that in any case requires reporting, investigation, assessment, cleanup, or remediation by the Company or any Subsidiary pursuant to any Environmental Law, except to the extent that such Release or threatened Release has been addressed appropriately pursuant to Environmental Law.

(e) None of the Company or any Subsidiary has assumed, undertaken or otherwise become responsible for any material liability of any other Person relating to or arising from any Environmental Law.

(f) None of the Company or any Subsidiary has entered into or been subject to any consent decree, compliance order or administrative order pursuant to any Environmental Law.

(g) Except as set forth on Schedule 3.20, this Agreement may be executed, and the transactions contemplated hereby may be consummated, without notice of such execution or any such consummation being given pursuant to any Environmental Law by Sellers, the Company, or any of the Subsidiaries, to any Governmental Authority, and neither Seller nor the Company or any of the Subsidiaries is obligated solely by execution of this Agreement to undertake, pursuant to any Environmental Law, any investigation or remediation of any real property in which Sellers, the Company or any of the Subsidiaries, have as of the date of this Agreement, or held prior to the date hereof, an interest.

3.10 Properties. Except as set forth on Schedule 3.10:

(a) Except for the Permitted Liens, and assuming that Sellers obtain releases of any Liens granted under the Loans to be released at or before Closing pursuant to Section 5.8, the Company and the Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, or the right to use, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business.

(b) Except as set forth on Schedule 3.15, the property and assets (whether real, personal, tangible or intangible) and rights owned, leased or licensed by the Company and the Subsidiaries comprise all the property and assets (whether real, personal, tangible or intangible) and rights used in the operation of the Business as currently conducted, and are sufficient to carry on the Business as currently conducted. Each material tangible asset owned or leased by the Company or a Subsidiary is in normal operating condition and reasonable repair (subject to normal wear and tear) and has been maintained in accordance with normal industry practice.

(c) None of the properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired by the Company or any Subsidiary after the Balance Sheet Date are subject to any Lien, except:

(i) Liens for Taxes or in respect of workers’ compensation, unemployment insurance, pension or employment Laws, that are not yet due or are being contested in good faith;

(ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and by appropriate proceedings and for which reserves have been established on the Balance Sheet;

(iii) Liens that will be discharged on or prior to the Closing Date or that will not be so discharged but that were granted with respect to Indebtedness for which the Purchase Price is reduced pursuant to Section 2.2(c);

(iv) other non-monetary and non-financial Liens which would not, individually or in the aggregate, materially impair the continued use of such property and asset in the manner in which it is currently used (paragraphs (i) – (iv) of this Section 3.10(c) are, collectively, the “Permitted Liens”).

(d) With respect to all real property owned by the Company or any Subsidiary (the “Owned Real Property”), there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of Sellers, threatened, affecting any parcel of Owned Real Property or any interest therein. Sellers have made available to Purchaser all title insurance policies, property condition reports, and surveys for each parcel of Owned Real Property. The Company or a Subsidiary has exclusive possession of each parcel of Owned Real Property. There are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. None of the Company or any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(e) Sellers have made available to Purchaser a correct and complete copy of each lease, sublease, license or other contract, currently in effect, under which any real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, the

Company or any Subsidiary (each, a “Leased Real Property”) or is occupied or used by the Company or any Subsidiary (each, a “Company Lease”), as amended to date. Neither the Company or the applicable Subsidiary party to any Company Lease nor, to the knowledge of Sellers, any other party to any such Company Lease, is in breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default under or permit termination or material modification of, or acceleration of a material amount of rents due under, any Company Lease.

(f) Each parcel of the Owned Real Property and Leased Real Property (excluding pipeline rights-of-way) has physical and, to the knowledge of Sellers, legal vehicular or pedestrian access to and from public roadways, and any and all easements, rights of way or similar rights, as may be reasonably necessary to the operation of the Business thereon. To the knowledge of Sellers, no fact or condition exists which would result in the termination or impairment of (i) the current access from each parcel of the Owned Real Property and Leased Real Property to public roadways, and (ii) continued use, operation, maintenance, repair and replacement of all existing and currently committed equipment, pipes, lines, systems and other infrastructure and all components thereof (collectively, “Equipment”) used by the Company and the Subsidiaries in connection with the operation of their respective Businesses. There are no material defects in, mechanical failure of, or damage to any Owned Real Property or Leased Real Property or any portion thereof, including the Equipment, which would materially and adversely affect the operation thereof, and, excluding obsolete or worn-out Equipment not currently being used (or contemplated to be used) in the ongoing operation of the Business in the ordinary course, all of the Equipment located at or on the Owned Real Property or Leased Real Property is in good working condition, ordinary wear and tear excepted.

(g) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property and Leased Real Property have been properly installed and are operational and sufficient for the operation of the Business as currently conducted thereon. The current use and occupancy of the Owned Real Property and Leased Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property and Leased Real Property.

3.11 Contracts.

(a) Schedule 3.11 lists all agreements, contracts, licenses, instruments, leases, arrangements, understandings, obligations or commitments of the type described below that are currently in effect and to which the Company or any Subsidiary is party, other than any Employee Plan, as of the date hereof (collectively, the “Material Contracts”):

(i) with respect to the formation, creation, operation, management or control of any joint venture, strategic partnership or similar arrangement (other than the organizational documents of the Company or any Subsidiary);

(ii) any contract that resulted in aggregate revenues during either of fiscal year 2013 or fiscal year 2014 of [REDACTED]* or can reasonably be expected to result in such amount of revenue during any subsequent fiscal year (based solely on the contract’s terms and the Business as currently conducted and without regard to any expected or forecasted increase in revenues);

(iii) any contract which obligates the Company or any of the Subsidiaries to make future payments of [REDACTED]* and is not terminable by the Company or the applicable Subsidiary without penalty on thirty (30) days’ or less notice;

(iv) relating to Indebtedness of the Company or any Subsidiary, to the extent not relating to Indebtedness that has been, or will at or prior to Closing be, satisfied pursuant to Section 5.8;

(v) relating to the acquisition or disposition (by merger, sale of stock or otherwise) of any assets or capital stock or other equity interests of another Person entered into since the date of formation of the Company or any Subsidiary and through the date hereof;

(vi) relating to the pending acquisition or disposition of any corporation, partnership or other business organization or division thereof or a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) under which the Company or any Subsidiary is, or may become, obligated to pay to any employee (A) any severance pay or (B) any bonus or other special compensation obligations which would become payable by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(viii) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute involving the Company or one of the Subsidiaries and any other Person;

(ix) any contract, other than a pipeline right-of-way or easement, that constitutes a lease of real or personal property used in the Business under which the Company or a Subsidiary is lessor or lessee, which lease cannot be terminated by the Company or the applicable Subsidiary without penalty on thirty (30) days’ or less notice and which involves an annual base rental of [REDACTED]*; or

(x) any contract that constitutes a non-competition agreement, area of mutual interest agreement, or any other agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, the Company or any of the Subsidiaries conducts the Business, provided, however, that the term “Material Contract” shall not include service or work orders under master service agreements or similar documents that have been fulfilled as of the date hereof and which have no surviving obligations or liabilities of the Company or the Subsidiaries that are in addition to, or different from, the obligations and liabilities set forth in the applicable master service agreement or similar document governing any such service or work orders.

(b) Except as set forth in Schedule 3.11, (i) the Material Contracts are in full force and effect in accordance with their respective terms; (ii) there are no material defaults under such Material Contracts by the Company or any Subsidiary; (iii) no event has occurred that, with notice or lapse of time or both, would constitute a material default under any such Material Contract by the Company or any Subsidiary; and (iv) to Sellers’ knowledge, there has not occurred a material breach or default by any other Person under any Material Contract or any other event that with notice or lapse of time or both would constitute a material breach or default by any other Person under any Material Contract. Sellers have made available to Purchaser a true and correct copy of each Material Contract, together with any amendments, supplements, schedules and addendums thereto. None of Sellers, the Company or the Subsidiaries has received any notice of termination or cancellation of any Material Contract.

3.12 Liability for Broker’s Fees. Except as set forth on Schedule 3.12, neither Purchaser, the Company, nor any Subsidiary shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Sellers, the Company, or the Subsidiaries prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

3.13 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Sellers’ knowledge, threatened against a Seller, the Company, or any Subsidiary (whether by a Seller or a third Person).

3.14 Insurance Policies. Schedule 3.14 lists (a) all insurance policies and fidelity bonds (i) relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries, or (ii) maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary is a named insured or otherwise the beneficiary of coverage; and (b) all pending claims under each of such policies relating to the Business as of the date hereof, excluding, in both cases, (x) policies held by third Persons other than Rex or its Affiliates (other than the Company or any Subsidiary), with respect to which the Company or any Subsidiary is an additional insured and (y) policies held by Rex or its Affiliates (other than the Company or a Subsidiary) with respect to which the Company or any Subsidiary is a named insured in connection with arm’s length commercial arrangements between the Company or any Subsidiary, on the one hand, and Rex or its Affiliates (other than the Company or a Subsidiary) on the other hand. There are no claims by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, and all such policies are in full force and effect, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy.

3.15 Intellectual Property.

(a) There are no registrations and applications for registration for Intellectual Property Rights owned by the Company or any Subsidiary. All of the foregoing Intellectual Property Rights are subsisting, and to the knowledge of Sellers, valid and enforceable.

(b) No Intellectual Property Right owned by the Company or any Subsidiary is being infringed or misappropriated by any third party, and neither the Company nor any Subsidiary is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any third party.

(c) To the Sellers’ knowledge, there have been no actual or alleged theft or unauthorized disclosure, use, access, intrusions, or breaches of security, of the (i) Company Systems, (ii) any personal information, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of the Company or any of Subsidiaries, (iii) any trade secrets and other confidential information that constitutes Intellectual Property Rights owned by the Company or any of the Subsidiaries. The Company and the Subsidiaries have taken all commercially reasonable steps to protect, preserve, and maintain information of the type described in clause (ii) above and information of the type described in clause (v) of the definition of Intellectual Property Rights (to the extent confidential and proprietary to the Company or any Subsidiary), and the security and integrity of the Company Systems. To the knowledge of the Sellers, no such trade secrets or confidential information have been disclosed or authorized to be disclosed to any Person other than to Sellers or Persons who are subject to written confidentiality agreements entered into in the ordinary course of business consistent with past practices with confidentiality obligations that reasonably protect the interest of the Company and the Subsidiaries in and to such trade secrets and confidential information. Except as set forth in Schedule 3.15, the Company Systems are sufficient in all material respects for the operation of the Business as currently conducted, and in the three years prior to the date hereof there have not been any material malfunctions, materials breakdowns or continued substandard performance with respect thereto that have not been remedied or replaced in all material respects.

(d) The Company and each Subsidiary has (i) appropriate policies and internal procedures (as reasonably necessary or as required by applicable Law) to maintain and protect the personal information of any third parties, and (ii) complied with all applicable Laws that pertain to privacy, data protection and confidentiality of any third party information. No Person has claimed any compensation from the Company or any Subsidiary for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Company or any of the Subsidiaries.

3.16 Customers and Suppliers. Schedule 3.16 attached hereto accurately sets forth a list of the top ten (10) customers and suppliers of the Company and each Subsidiary by volume of sales and purchases, as applicable, for the fiscal years ended December 31, 2013 and December 31, 2014 and the four-month period ended April 30, 2015. Except as set forth on Schedule 3.16, none of the Company or any of the Subsidiaries nor any of their Affiliates has received any indication from any material customer or supplier of the Business, to the effect that, and to the knowledge of Sellers there is no reason to believe that, such material customer or supplier will stop, or materially decrease the rate of supplying materials, products or services to, or the rate of purchasing products or services from, such the Business.

3.17 Affiliated Transactions. Except as set forth on Schedule 3.17, no officer, partner, director, stockholder, employee or Affiliate of the Company or any of the Subsidiaries

or, to the knowledge of Sellers, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Company or any of the Subsidiaries or has any interest in any asset or property, real or personal, tangible or intangible, used by the Company or any of the Subsidiaries.

3.18 Labor Matters. Except as set forth on Schedule 3.18:

(a) Set forth on Schedule 3.18(a) is a true, complete and accurate list of each employee of the Company and each of the Subsidiaries as of the date hereof by reference to their employee identification number, job title and business unit. Immediately following the execution and delivery of this Agreement, Sellers shall provide a corresponding list of the names of such employees with current rates of compensation (including bonuses, commissions, and incentive compensation, if any), his or her date(s) of hire, position and title (if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days (or annual leave days), whether such employee is absent from active employment and, if so, the date such employee became inactive, and, if applicable, the anticipated date of return to active employment, none of which shall be listed on Schedule 3.18(a).

(b) Neither the Company nor any Subsidiary is party to, or bound by, any collective bargaining agreement with any labor organizations. No labor organization or group of the employees of the Company or any Subsidiary has made a demand for recognition or certification as a union or other labor organization with respect to any employee of the Company or any Subsidiary and (there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any labor relations tribunal or authority with respect to any of such employees. Since January 1, 2010, none of the Company or any of the Subsidiaries has experienced any strike, grievance, unfair labor practice claim, or other employee or labor dispute.

(c) For the five (5) years prior to the date hereof, the Company and the Subsidiaries have been in compliance in all material respects with all applicable Laws relating to labor, employment, and fair employment practices, including all Laws relating to terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, and the collection and payment of withholding or social security Taxes.

(d) For the five (5) years prior to the date hereof, the Company and the Subsidiaries have not received (i) notice of any charge or complaint with respect to or relating to them before any Governmental Authority responsible for the prevention of unlawful employment practices; (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress; or (iii) notice of any lawsuit or other proceeding pending or threatened in any judicial or arbitral forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) Within the last three (3) years, none of the Company or any of the Subsidiaries have implemented any employee layoffs that could implicate the WARN Act. Schedule 3.18(e) sets forth the identities and work places of all persons whose employment was terminated by the Company or any Subsidiary during the ninety (90) day period prior to the date hereof.

3.19 Employee Benefits.

(a) Schedule 3.19 sets forth a complete and correct list of each Employee Plan. Accurate, correct, and complete copies of the following have been made available to Purchaser: (i) the Employee Plan (including a written summary of any unwritten Employee Plan); (ii) where applicable, copies of any trust agreements or other funding arrangements relating to any Employee Plans; (iii) where applicable, copies of any summary plan descriptions and summaries of material modifications; (iv) employee handbooks and any other written communications (or a description of any oral communications) relating to any Employee Plan; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) where applicable, actuarial valuations and reports related to any Employee Plan with respect to the two most recently completed plan years; (viii) where applicable, the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, PBGC or other Governmental Authority relating to any Employee Plan.

(b) Each Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including without limitation ERISA and the Code). All benefits, contributions and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid in accordance with the terms of such Employee Plan, and in material compliance with all applicable Laws and the required Accounting Principles. There is no unfunded Employee Plan that provides a pension, retirement or post-employment welfare benefit.

(c) Each Employee Plans intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or which may materially and adversely affect the qualified status of the Employee Plan.

(d) No Employee Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is subject to Title IV of ERISA; (iii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); or (iv) is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither Seller nor any Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the PBGC or (ii) has engaged in any transaction which would give rise to a liability of either Company or Purchaser under Section 4069 or Section 4212(c) of ERISA.

(e) There is no pending or, to Sellers’ knowledge, threatened action, suit or proceeding relating to an Employee Plan (other than routine claims for benefits), and no Employee Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Except as set forth in Schedule 3.19, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Purchaser true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(g) Except as set forth in Schedule 3.19 and other than as required under Section 4980B of the Code or other applicable Law, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(h) Each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.20 Consents. Except as set forth on Schedule 3.20, the execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by each Seller, and the consummation of the transactions contemplated hereby or thereby (a) require no action by or in respect of, or filing with, any Governmental Authority, other than compliance with the HSR Act, and (b) do not and will not constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any agreement or other instrument binding on such Seller, the Company, or any Subsidiary.

3.21 Limitations.

(a) Except as and to the extent expressly set forth in this Article 3 or in the certificate of each Seller to be delivered pursuant to Section 7.2(f), (i) Sellers make no representations or warranties, express or implied and (ii) Sellers expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (whether orally, in writing, electronically, or otherwise) to Purchaser or any of its Affiliates, employees, agents, consultants, or representatives (including any opinion, information, projection, or advice that may have been provided to or for the benefit of Purchaser by any officer, director, employee, agent, consultant, representative, or advisor of either Seller or any of its Affiliates).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR IN THE CERTIFICATE OF EACH SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(F), SELLERS MAKE NO, AND HEREBY EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS OF THE BUSINESS; (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORT, STUDY, PRESENTATION OR SUMMARY, ABSTRACT, OR DERIVATIVE WORK BASED ON, OR RELATING TO, THE COMPANY, THE SUBSIDIARIES, OR THE BUSINESS, (III) FUTURE COSTS OR REVENUES RELATING TO, OR ARISING FROM, THE OWNERSHIP OF THE SHARES, THE COMPANY, THE SUBSIDIARIES, OR THE BUSINESS; (IV) THE EXISTENCE OF ANY PROSPECT, EXPANSION, OR OPPORTUNITIES WITH RESPECT TO THE BUSINESS, THE COMPANY, THE SUBSIDIARIES, OR THE SHARES; (V) ANY ESTIMATES OF THE VALUE OF SHARES, BUSINESS, SUBSIDIARIES, OR THE COMPANY, OR THE ASSETS THEREOF OR FUTURE REVENUES TO BE GENERATED, OR COSTS INCURRED, BY ANY OF THE FOREGOING; (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSETS OWNED OR LEASED BY THE COMPANY OR THE SUBSIDIARIES, OR OTHERWISE INCLUDED IN THE BUSINESS; (VII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT; (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) COMPLIANCE WITH ANY LAW (INCLUDING ENVIRONMENTAL LAWS), AND FURTHER DISCLAIMS ANY

REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT OR OTHER ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE SHARES, THE COMPANY, THE SUBSIDIARIES, AND ALL ASSETS THEREOF OR THAT OTHERWISE RELATE TO THE BUSINESS, ARE BEING TRANSFERRED “AS IS, WHERE IS”.

(c) Any representation qualified “to the knowledge of Sellers,” “to the knowledge of any Seller,” “to Sellers’ knowledge,” or by phrases of similar import, is limited to matters within the actual, personal knowledge, after reasonable inquiry of (i) the internal files and records of Sellers, the Company, and each Subsidiary and (ii) employees or other representatives of Sellers, the Company, or any Subsidiary who are or would be expected to be knowledgeable with respect to the relevant subject matter or any particular matter relating thereto (but without any duty of further investigation), of the individuals identified on Schedule 3.21.

(d) Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled as an exception for any representation shall be deemed to be an exception to all other representations for which its relevance is reasonably apparent on its face.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

4.1 Existence and Qualification. Purchaser is a limited liability company organized, validly existing, and in good standing under the Laws of the State of Ohio.

4.2 Power. Purchaser has the power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

4.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not, assuming termination or expiration of applicable waiting periods under the HSR Act, and that other approvals required pursuant to Section 5.5 have been obtained, (a) violate any provision of the articles of formation, limited liability company agreement, or other governing instruments of Purchaser; (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound; (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest; or (d) violate any Law applicable to Purchaser, except any matters described in clauses (b), (d), or (d) above which would not have a material adverse effect on Purchaser or its properties.

4.5 Consents, Approvals or Waivers. Assuming termination or expiration of applicable waiting periods under the HSR Act, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person.

4.6 Litigation. There are no actions, suits, or proceedings pending, or, to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to perform its obligations under this Agreement.

4.7 Financing. Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Closing Payment to Sellers at the Closing and otherwise comply with its obligations under this Agreement.

4.8 Investment Intent. Purchaser is acquiring the Shares for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

4.9 Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the water logistics and management (including water production, intake, provision, storage, treatment, handling, transportation, or disposal) and oilfield waste disposal industries and aware of the risks of that business. Purchaser acknowledges and affirms that (a) it has been given such access to the Business, been afforded the opportunity to ask all questions of Sellers, and completed such independent investigation, verification, reviews, analysis, and evaluation of the Company, the Subsidiaries, and the Business, as it has deemed necessary or appropriate to enter into this Agreement and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Company, the Subsidiaries, and the Business and made all such reviews and inspections of Company, the

Subsidiaries, and the Business as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Sellers in Article 3 of this Agreement or the certificates to be delivered to Purchaser pursuant to Section 7.3(d) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Company, the Subsidiaries, and the Business. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Shares, the Company, the Subsidiaries, or the Business or made any finding or determination as to the fairness of an investment in any of the foregoing or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 9, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

4.10 Liability for Brokers’ Fees. Sellers, and, prior to Closing, Company and the Subsidiaries, shall not, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.11 Qualification; Bonding. Without limiting Section 5.13, Purchaser is, or as of the Closing shall be (and shall cause the Company and any applicable Subsidiary to continue to be), qualified under applicable Laws to hold the permits and other assets and properties of the Company and the Subsidiaries. Purchaser has, or as of the Closing will have (and will cause the Company and any applicable Subsidiary to have), posted such bonds and other financial assurances, and provided such evidence of financial responsibility, as may be required for the ownership of such permits and other assets. To Purchaser’s knowledge, no fact or condition exists with respect to the properties and assets which may cause any Governmental Authority to withhold its approval of the transactions contemplated hereby.

4.12 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person).

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Access. From and after the date hereof, Sellers shall give Purchaser and its representatives reasonable access to the Business (and to personnel and representatives of Sellers, the Company, and the Subsidiaries responsible for the Business at such times as Purchaser may reasonably request) and reasonable access to, and the right to copy, at Purchaser’s expense, the records of the Company in the possession or control of any Seller, the Company, or the Subsidiaries, for the purpose of conducting a due diligence review of the Business and for transition and integration planning, but only to the extent that Sellers may do so without (a) violating applicable Laws, including the HSR Act or (b) violating any obligations to any third Person and to the extent that Sellers have authority to grant such access without breaching any restriction binding on any Seller, the Company, or any Subsidiary. Such reasonable access by Purchaser shall be limited to Sellers’, the Company’s, and the Subsidiaries’ (as applicable)

normal business hours, and Purchaser’s investigation shall be conducted in a manner that does not materially interfere with the operation of the Business or the other businesses of either Seller or its Affiliates. Purchaser’s right of access shall not entitle Purchaser to operate equipment or conduct intrusive or environmental testing or sampling. Purchaser shall provide Sellers with reasonable advance written notice before the Business is accessed pursuant to this paragraph. All information obtained by Purchaser and its representatives under this Section 5.1 shall be subject to the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

5.2 Press Releases. Until the Closing, neither Sellers nor Purchaser, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by any Seller or its Affiliates) or Sellers (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or any Seller (or any Affiliate of either) (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; (b) that are necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); or (c) subject to the Confidentiality Agreement, if such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; provided, further, that, in the case of clauses (a) and (b), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement. Sellers and Purchaser shall each be liable for the compliance of their respective Affiliates with the terms of this Section 5.2.

5.3 Operation of Business. Except as may be expressly required by the other provisions of this Article 5, until the Closing, Sellers shall cause the Company and the Subsidiaries to (i) operate the Business in the ordinary course of business consistent with past practices and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its and their respective customers, lenders, suppliers, regulators and others having business relationships with the Company and the Subsidiaries, and, without limiting the generality of the preceding, shall, and shall cause the Company and each Subsidiary to:

(a) not take or fail to take any action which would reasonably be expected to cause a lien to arise with respect to the Shares; split, combine, or reclassify any limited liability company units or other outstanding equity of the Company or the Subsidiaries; repurchase, redeem, or otherwise acquire the Company’s, or any Subsidiary’s interests or securities; or adopt a plan or complete or partial dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(b) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of the Company or any Subsidiary;

(c) not amend or otherwise alter, waive, or change any rights or obligations under or with respect to the articles of organization or operating agreement of the Company or any Subsidiary (whether by merger, consolidation or otherwise);

(d) not liquidate, dissolve, recapitalize, or otherwise wind up the business of the Company or any Subsidiary;

(e) other than as required by Section 8.2(a), not change the financial accounting methods, policies, or practices of the Company or any Subsidiary and not make or change any Tax election or any method of Tax accounting, except, in each case, as required by the Accounting Principles or applicable Laws;

(f) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions of assets in the ordinary course of business consistent with past practice or in replacement of worn-out, obsolete, or damaged equipment, which are not, individually or in the aggregate, material to the Business, or (ii) the acquisition of assets and properties as described on Schedule 5.3(f);

(g) not transfer, sell, hypothecate, encumber, or otherwise dispose of (by merger, consolidation, acquisition of stock or assets or otherwise) any assets of the Business, except for (i) sales and dispositions of water in the ordinary course of business; (ii) sales and dispositions of surplus, worn-out or obsolete equipment in the ordinary course of business; and (iii) distributions of cash to a Seller or its designee in the ordinary course of business and which is accounted for in the calculation of Net Working Capital;

(h) other than the Commercial Agreement, not terminate, materially amend, or extend any Material Contract or enter into any contract or agreement that, if in existence on the date hereof, would be required to be disclosed pursuant to Section 3.11(a) (other than the expiration of such Material Contract in accordance with its terms); provided, however, that the Company and the Subsidiaries may extend or renew, on terms no less favorable in the aggregate to the Company or the applicable Subsidiary or pursuant to the terms that are set forth in such Material Contract, any Material Contract that is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(i) with respect to the Company and the Subsidiaries, maintain insurance coverage on the assets of the Business in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(j) use commercially reasonable efforts (including the expenditure of reasonable funds) to maintain in full force and effect all material permits and material authorizations granted by a Governmental Authority held by the Company or any Subsidiary with respect to the Business;

(k) make any Loan, advances or capital contributions to, or investments in, any other Person other than accounts receivable in the ordinary course of business and Loans, advances or capital contributions to, or investments in, any Subsidiary;

(l) except as expressly required or requested in writing by Purchaser in connection with the transactions contemplated by this Agreement, (A) not enter into, or make any amendment to, any employment, deferred compensation, severance, retirement or other similar agreement with any employee, director or officer of the Company or any Subsidiary or (B) not increase the compensation or other benefits payable to any employee, director or officer of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case, other than (x) as required under the terms of any employee benefit plan in existence as of the date hereof or (y) as required by applicable Law;

(m) not pay, settle, waive, or compromise any suit, claim, arbitration, or other proceeding involving or against the Company or any Subsidiary other than any such claims (or series of related claims) seeking solely monetary damages of [REDACTED]* in the aggregate; provided that the payment of amounts for such claims are paid in full prior to the Closing, or are reflected Net Working Capital as a current liability; provided, further, that in no event shall Seller, the Company, any of the Subsidiaries or any of their respective Affiliates make any agreement in connection with the foregoing which would, or would reasonably be expected to, limit the conduct of the Business on or after the Closing Date; or

(n) agree, resolve or commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 5.3 shall be delivered to any of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser: Adam McDonough, Jordan Mersky or Mark Strauss.

Purchaser’s approval of any action restricted by this Section 5.3 shall not be unreasonably withheld or delayed and shall be considered granted in full within fourteen (14) days of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. Notwithstanding the foregoing provisions of this Section 5.3, in the event of an emergency, Sellers may take such actions as may be reasonably necessary in light of the magnitude and nature of such emergency, and Sellers shall give notice to Purchaser of such emergency and any actions taken or proposed to be taken in connection therewith or with respect thereto as promptly as practicable following the occurrence of such emergency.

5.4 Indemnity Regarding Access. Purchaser’s access to the assets of the Business and its (and its Affiliates’ and representatives’) examinations and inspections, this Agreement or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser WAIVES AND RELEASES ALL CLAIMS AGAINST SELLERS, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH. Purchaser agrees to indemnify, defend, and hold harmless

Sellers and their Affiliates and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the assets and properties of the Business prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON. PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO ARTICLE 5 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION. NO WARRANTY OF ANY KIND IS MADE BY ANY SELLER AS TO THE INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES. PURCHASER EXPRESSLY AGREES THAT ANY RELIANCE UPON SUCH INFORMATION, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

5.5 Reasonable Best Efforts; Governmental Reviews.

(a) Each Party shall cooperate with the other Party and use its respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications, and other documents (including any required or recommended filings under the HSR Act); (ii) obtain as promptly as practicable, all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations, and other confirmations from any Governmental Authority or third Person necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) defend any proceeding challenging this Agreement or the consummation of the transactions contemplated hereby. In using their “reasonable best efforts” Purchaser shall (and Sellers, at the reasonable request of Purchaser, shall cooperate with Purchaser to) take any and all steps to avoid or eliminate impediments and any Proceeding instituted or threatened by a Governmental Authority or private party under the HSR Act or any other applicable antitrust or competition Law that is asserted with respect to any transaction contemplated by this Agreement or any of the documents contemplated hereby so as to enable the consummation of such transactions contemplated hereby and thereby as expeditiously as possible and, in any event, by the Closing Date, including negotiating a resolution to or opposing vigorously and fully any such challenge, promptly appealing any adverse decision or order by a Governmental Authority, and litigating any such challenge to a final non-appealable order; provided, however, that Sellers shall not be obligated to take (or cause or allow the Company or Subsidiaries to take) any such action unless the taking of such action is expressly conditioned upon the consummation of the transactions contemplated by this Agreement and the documents contemplated hereby.

(b) Without limiting the foregoing, Sellers and Purchaser shall each in a timely manner, but in any event within ten (10) days of the date hereof, make (or cause their applicable Affiliates to make) (i) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including filings required under the HSR Act, which filings shall include a request for early termination of any applicable waiting period and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Without limiting the foregoing, each Party shall cause its counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, any Seller, or any Affiliate of any of them is required to make the payment.

(c) The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Authority. To the extent permitted by applicable Law, each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals, or other materials to be submitted to the Governmental Authorities with respect to such filings. Each Party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the transactions contemplated by this Agreement under the HSR Act. The Parties shall, and shall cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings, or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, the Subsidiary, and the Business; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) Subject to applicable Law, and except as required by any Governmental Authority, neither Purchaser nor Sellers shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed); (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, in whole or in part, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed); or (iii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any governmental or non-governmental consent, authorization or approval, in each case, to the extent necessary for the timely consummation of the transactions contemplated by this Agreement.

5.6 Employee Matters.

(a) All employees of the Business who continue in the employ of the Company or the Subsidiaries, as applicable, are referred to herein as “Continuing Employees.” Commencing on the Closing Date and continuing through the date that is twelve (12) months following the Closing Date (or if earlier, the date of the employee’s termination of employment with the Company), Purchaser shall provide or cause to be provided to each Continuing Employee with (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or the applicable Subsidiary immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company or the applicable Subsidiary immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company or the applicable Subsidiary immediately prior to the Closing; and (iv) the greater of (1) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Employee immediately prior to the Closing under an Employee Plan, or (2) severance benefits offered under a Purchaser Employee Plan (as defined below) on terms that are no less favorable than those offered to similarly situated employees of Purchaser. Nothing in this Agreement shall be construed as requiring Purchaser, the Company, or any Subsidiary to continue the employment of any specific person.

(b) Purchaser shall, with respect to each of the Continuing Employees, provide severance benefits to such individuals in the amounts listed in Schedule 5.6.

(c) Purchaser shall maintain any Employee Plan that is maintained or sponsored by the Company or any Subsidiary after Closing until such time as each Continuing Employee becomes eligible to participate in, and, if such Continuing Employee so elects, shall commence participation in, each of the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, fringe benefits, or arrangements of Purchaser or its Affiliates. Alternatively, Purchaser shall use commercially reasonable efforts to cause to be provided to each Continuing Employee credit for prior service with either Seller, the Company, any applicable Subsidiary, or their respective Affiliates for all purposes (including vesting, eligibility, benefit accrual and/or level of benefits) in all Purchaser Employee Plans in which such Continuing Employee participates following the Closing Date (other than defined benefit pension plans and any non-qualified plan provided for a select group of management or highly compensated employees), including fringe benefit plans, vacation and sick leave policies, severance plans or policies, defined contribution pension plans, retiree medical plans and matching contributions under defined contribution plans maintained or provided by Purchaser or its Affiliates in which such Continuing Employees are eligible to participate after the Closing Date; provided, however, that, except as expressly provided in this Section 5.6, such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) During the calendar year in which the Closing occurs, Purchaser or its Affiliates shall maintain the Company’s and each Subsidiary’s vacation policy with respect to each Continuing Employee and shall credit each such individual with all earned but unused vacation earned as of the Closing Date with respect to any year prior to 2015, as determined under any and all of the Company’s and applicable Subsidiary’s time off policies. Each Continuing Employee shall be entitled in 2015 to the greater of (i) such Continuing Employee’s earned but unused vacation, as of the Closing Date, with respect to calendar year 2015 under the Company’s (or the applicable Subsidiary’s) vacation policy or (ii) the number of vacation days with respect to calendar year 2015 to which such Continuing Employee is entitled under Purchaser’s vacation policy, less any 2015 vacation days used by such Continuing Employee prior to the Closing Date. No Continuing Employee will be allowed to carry forward any unused vacation time beyond 2015 unless allowed under Purchaser’s vacation policy. With respect to each year after 2015, Purchaser shall consider each Continuing Employee’s prior full-time service with the Company or any Subsidiary in determining the amount of vacation the Continuing Employee will be eligible for under Purchaser’s vacation policy. Continuing Employees will be eligible to participate in short term disability and long term disability plans sponsored by Purchaser for its eligible employees on the Closing Date.

(e) If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Continuing Employees at any time on or after the Closing, Purchaser shall be solely responsible for providing all notices required under the WARN Act, including coordinating with the Company and the Subsidiaries to ensure any required pre-Closing notices are sent and, if notices are unable to be timely sent, payment of all amounts, penalties, liabilities, costs and expenses.

(f) Nothing in this Agreement is intended to amend any Employee Plan or affect any Seller’s, the Company’s, a Subsidiary’s, or any ERISA Affiliate’s right to amend or terminate any Employee Plan pursuant to the terms of such plan. Nothing in this Agreement is intended to amend any Purchaser Employee Plan or affect Purchaser’s or any of Purchaser’s Affiliate’s right to amend or terminate any Purchaser Employee Plan pursuant to the terms of such plan. This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.7 Releases. Effective as of the Closing, and without the necessity of any further action, Sellers, for themselves and their Affiliates (other than the Company and the Subsidiaries), and each of their respective, officers, directors, managers, employees, agents, members and shareholders and their respective successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company and each Subsidiary and each current or former director, manager or officer of each member of the Company and each Subsidiary (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions, or circumstances existing or arising prior to the Closing, whether out of a breach of such Person’s fiduciary duty to Sellers or otherwise, which the Releasors have or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated or anticipated, accrued or unaccrued as of the Closing (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, arbitration, claim, action, or other proceedings against any Released Party based upon any Released Claim.

5.8 Loans. At or prior to Closing, Sellers shall have satisfied or caused the Company and Subsidiaries to satisfy, all outstanding third-party Loans described on Schedule 5.8 (and shall by such time cause all liens and mortgages securing such indebtedness to be released). Sellers and Purchaser (at Sellers’ sole cost and expense) shall cooperate reasonably to cause any lenders, obligees, and other relevant third Persons with respect to any such Loans and other obligations with respect to the Business by which any Seller is bound (other than the Rex Commercial Agreement) to have released Sellers (and any Affiliates of Sellers after Closing) from guarantees, liens, security interests, and other continuing liability with respect to any Loans. Notwithstanding the foregoing, Sellers shall satisfy all amounts under the Line of Credit prior to the Closing, and Sellers shall use commercially reasonable efforts, at Purchaser’s sole cost and expense, and with Purchaser’s reasonable cooperation, including obtaining any consents required from any lenders, obligees or other relevant third Persons, such that the Line of Credit remains outstanding and available for use by the Company and the relevant Subsidiaries following Closing.

5.9 Further Assurances. After Closing, Sellers and Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. Without limiting the foregoing, from and after the Closing, Purchaser shall cause the Company and the Subsidiaries to reasonably cooperate with Rex and its agents and representatives, and provide such Persons reasonable access, on reasonable prior written notice to Purchaser and the Company, and during normal business hours, to the books, records, and management personnel of the Company and the Subsidiaries, in connection with compliance by Rex with its Tax, financial, or other reporting requirements and audits, including delivery, at Rex’s sole cost and expense following a reasonable request therefor, of one or more customary representation letters from the Company and Subsidiaries to Rex’s auditors as may be required for such auditors to complete an audit or review of financial statements and to issue an acceptable opinion with respect to such audit or review; provided, that any such access or requests shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Purchaser, the Company or the Subsidiaries.

5.10 Exclusivity. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except for the transactions contemplated by this Agreement, (a) without the prior written consent of Purchaser, neither Seller shall, and shall cause the Company, the Subsidiaries, and their respective Affiliates, directors, officers, agents, employees, general partners, members, stockholders, advisors or representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any Person, with respect to the sale of the Shares or any shares, membership interests or other voting or equity interests of any Subsidiary, or all or substantially all of the assets of the Company or any Subsidiary, or any merger, recapitalization or similar transaction with respect to the Company or any of the Subsidiaries, and (b) in the event that either Seller, the Company or any Subsidiary or any of their respective Affiliates, directors, officers, agents, employees, general partners, members, stockholders, advisors or representatives receives any proposal with respect to any of the matters described in the foregoing clause (a), Sellers shall promptly (but in no event later than 24 hours) communicate to Purchaser the existence of any such proposal.

5.11 Termination of Affiliate Obligations. Except with respect to liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, and except for the matters described on Schedule 5.11, Sellers shall terminate, sever, or assign to a Seller (in each case with appropriate mutual releases) effective as of or prior to the Closing, all contracts, agreements, arrangements, Indebtedness and obligations between the Company and the Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company and the Subsidiaries), on the other hand (collectively, the “Terminated Affiliate Obligations”). On and after the Closing, none of Purchaser, the Company, the Subsidiaries or any of their Affiliates shall have any obligations or liabilities arising out of or pursuant to any Terminated Affiliate Obligations.

5.12 Non-Competition; Non-Solicitation; Confidentiality.

(a) Other than the ownership or operation by Rex of assets that are used or held for use in connection with its exploration and production business from time to time that are of a type and nature used or held for use by Rex as of the date hereof in connection with its exploration and production business, provided that such operation and use does not compete with the Business with respect to third Persons [REDACTED]* (the “Excluded E&P Business”), for a period of [REDACTED]* from and after the Closing Date (the “Noncompetition Period”), neither of the Sellers nor their respective Affiliates shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in (other than (i) an investment that results in such Person owning less than 2% of the outstanding voting stock of a publicly traded company, (ii) the acquisition by a Party, whether through merger, change of control, assignment of assets, or otherwise, of a Person, or the assets of a Person, (A) that, on the effective date of the acquisition, derives no more than the lesser of (x) [REDACTED]* or (y) [REDACTED]* of its annual revenues from activities that are directly or indirectly in competition with the Business or (B) solely because such Person or such assets or business would, if owned or undertaken by Rex, constitute the Excluded E&P Business, or (iii) the acquisition of either Seller or any of its Affiliates by a third Person), or, subject to the foregoing parenthetical, carry on a business which, directly or indirectly, is in competition with the Business [REDACTED]*.

(b) For [REDACTED]* after the Closing Date, neither of the Sellers nor their respective Affiliates shall, whether for their own account or for the account of any Person, solicit, offer employment to or hire any individual that is employed by the Company or any of the Subsidiaries on the Closing Date; provided, however, Sellers and their respective Affiliates shall not be prohibited from (i) initiating searches for employees through the use of non-directed general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the Company and the Subsidiaries or (ii) soliciting, hiring, or employing any Person that has been terminated by (or who has terminated his or her employment with) Purchaser, the Company, or the relevant Subsidiary, provided that, unless the [REDACTED]* period provided for herein has earlier terminated, [REDACTED]* shall have elapsed from the date of such termination.

(c) After the Closing, each Seller shall (and shall cause each of their Affiliates to) maintain as confidential, and shall not (and shall cause each of their Affiliates not to) use or disclose, except as required by Law or as authorized in writing by Purchaser, any Confidential Information. Each Seller shall take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft, using the standard of care that they each use to protect their own similar confidential information (and in no event less than a reasonable standard of care). In the event a Seller or any of their Affiliates is required by Law to disclose any Confidential Information, such Seller shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate reasonably with Purchaser to preserve the confidentiality of such information consistent with applicable Law. The foregoing shall not apply to press releases or other announcements pursuant to Section 5.2 or Confidential Information that (i) is or becomes generally available to the public, other than as a result of breach of this Section 5.12(c) by a Seller; (ii) is acquired independently from a third Person that represents to a Seller or its Affiliate that it has, and Seller or such Affiliate does not otherwise have reason to believe that such Person does not have, the right to disseminate such information at the time it is acquired by Seller; or (iii) is used by Rex in connection with the Excluded E&P Business; or (iv) is used or disclosed by a Seller in the enforcement of this Agreement or its rights hereunder or under any document executed pursuant to the transactions contemplated hereby. The Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

(d) Sellers acknowledge and agree that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.12 will be inadequate and, accordingly, each Seller covenants and agrees that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, each Seller and Purchaser agree that the terms of the covenant in this Section 5.12 are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.12 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.12 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law. Each Seller shall be responsible for compliance with the terms of this Section 5.12 severally and not jointly.

5.13 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, supplemental bonds, third Person indemnities, letters of credit, and guarantees, if any, posted by Sellers, or any other Affiliate of the Company, or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Business will be transferred to, or remain outstanding for the benefit of Purchaser. On or before Closing, Purchaser (or one of its Affiliates) shall obtain, or cause to be obtained in the name of Purchaser (or one of its Affiliates), replacements for such bonds, supplemental bonds, third Person indemnities, letters of credit, and guarantees, and shall use commercially reasonable efforts cause, effective as of the Closing, the cancellation or return to Sellers (or Sellers’ applicable continuing Affiliate), of the bonds, supplemental bonds, third Person indemnities, letters of credit, and guarantees posted (or supported) by any Seller or any such Affiliates.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

(a) the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects (or in all respects, in the case of representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date);

(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by a Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover damages from any Seller or any Affiliate of any Seller resulting therefrom;

(d) Purchaser shall have delivered, or caused to be delivered, to Sellers all items required to be delivered in accordance with Section 7.3; and

(e) all consents and approvals of any Governmental Authority required for the transfer of the Shares from Sellers to Purchaser as contemplated under this Agreement (including consents under, or early termination of any waiting period with respect to, the HSR Act) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

6.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) the representations and warranties of Sellers set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality, Material Adverse Effect or similar qualifications shall be deemed not to be so qualified for the purposes of this Section 6.2(a);

(b) Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date; provided, however, that (i) any covenant or agreement qualified by materiality, Material Adverse Effect or similar qualifications shall be deemed not to be so qualified for the purposes of this Section 6.2(b) and (ii) the covenants and agreements set forth in Sections 5.8 and 5.11 shall have been complied with in all respects;

(c) on the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d) [REDACTED]*;

(e) Sellers shall have delivered, or caused to be delivered, to Purchaser all items required to be delivered in accordance with Section 7.2; and

(f) all consents and approvals of any Governmental Authority required for the transfer of the Shares from Sellers to Purchaser as contemplated under this Agreement (including consents under, or early termination of any waiting period with respect to, the HSR Act) shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

6.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of this Agreement.

ARTICLE 7

CLOSING

7.1 Time and Place of Closing. The consummation of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of K&L Gates LLP located at 17 N. Second Street, 18th Floor, Harrisburg, Pennsylvania, at 10:00 a.m., local time, on July 1, 2015 (the “Target Closing Date”), or if all conditions in Article 6 to be satisfied prior to Closing have not yet been satisfied or waived, within three (3) Business Days after as such conditions have been satisfied or waived, subject to the provisions of Article 9. The date on which the Closing occurs is referred to herein as the “Closing Date.”

7.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3, Sellers shall deliver, or cause to be delivered, to Purchaser, among other things, the following:

(a) an instrument of assignment of, and assumption by Purchaser of, the Shares, in substantially the form attached as Exhibit A, duly executed by Sellers;

(b) a duly executed counterpart to the Escrow Agreement and the Transition Services Agreement from each Seller;

(c) a duly executed counterpart to the Commercial Agreement executed by Rex;

(d) an executed certificate from each Seller, dated as of the Closing Date, in form and substance described in Treasury Regulation § 1.1445-2(b)(2) certifying that such Seller is not a foreign person as defined in Section 1445 of the Code;

(e) copies of the third party consents listed in Schedule 7.2(e), each of which consent shall be in full force and effect and in form and substance reasonably acceptable to Purchaser;

(f) a certificate from each Seller duly executed by an authorized officer of such Seller, dated as of the Closing, certifying on behalf of such Seller that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled with respect to such Seller;

(g) a certificate from each Seller duly executed by the secretary, assistant secretary, or other authorized officer of each Seller, dated as of the Closing, (i) attaching and certifying on behalf of such Seller complete and correct copies of (A) the certificate of formation or incorporation, By-laws or limited liability company operating agreement, and other applicable organizational documents of such Seller, each as in effect as of the Closing, (B) the resolutions of the managers, Board of Directors, or other equivalent governing body of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the members of such Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(h) where notices of approval, consent, or waiver are received by Sellers pursuant to a filing or application under Section 5.5, copies of those notices of approval;

(i) evidence of the releases and consents required by Section 5.8; and

(j) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser; provided, however, none of the foregoing will expand or increase or diminish or decrease any representations, warranties, or other liabilities of any Seller expressly provided under this Agreement, or further decrease or increase any limitations, restrictions, or disclaimers for the benefit of each Seller, as expressly provided under this Agreement.

7.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 7.2, Purchaser shall deliver or cause to be delivered to Sellers (or any designee of Sellers), among other things, the following:

(a) a wire transfer of the Closing Payment (less the Escrow Amount) in same-day funds to an account (or accounts) designated by Sellers;

(b) the Escrow Amount to the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be available on an exclusive basis to satisfy any amounts owing to Purchaser pursuant to Section 2.3(e);

(c) counterparts of the instruments of assignment of, and assumption by Purchaser of, the Shares, referenced in Section 7.2(a), duly executed by Purchaser;

(d) a duly executed counterpart to the Escrow Agreement, the Commercial Agreement and the Transition Services Agreement from Purchaser;

(e) a certificate by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled;

(f) a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of incorporation or formation, the bylaws, and other applicable organizational documents of Purchaser, each as in effect as of the Closing, (B) the resolutions of the Board of Directors, managers, or other equivalent governing body of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders, members, or partners, as applicable, of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing

(g) where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 5.5, copies of those notices of approval, consent, or waiver; and

(h) evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 5.13.

ARTICLE 8

TAX MATTERS

8.1 Liability for Taxes.

(a) From and after Closing, Sellers shall be liable for, and shall indemnify, severally (in proportion to their respective interests in the Company prior the transactions contemplated by this Agreement) and not jointly, and hold harmless Purchaser, the Company, and their respective Affiliates from and against all Taxes of the Company or the Subsidiaries for any Pre-Closing Period; provided, however, that Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in determining the Purchase Price after giving effect to all the adjustments set forth in Section 2.2.

(b) From and after Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Sellers and their respective Affiliates from and against (i) all Taxes of the Company and the Subsidiaries for any Post-Closing Period and (ii) any Transfer Taxes required to be borne by Purchaser pursuant to Section 11.3.

(c) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes for a Straddle Period which is allocable to the Pre-Closing Period or the Post-Closing Period, any Taxes attributable to the Straddle Period that are based on or related to income, gains, or receipts will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Period being determined as if such taxable period ended as of the end of the Closing Date) and any other Taxes will be prorated between the Pre-Closing Period and the Post-Closing Period based upon the number of days in the applicable period ending on and including the Closing Date and the number of days in the portion of the Straddle Period beginning on and including the day after the Closing Date.

8.2 Preparation and Filing of Company Tax Returns.

(a) Sellers shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by Sellers, the Company, or the Subsidiaries that are (i) due on or before the Closing Date and (ii) for taxable years or periods ending on or before the Closing Date. If a Rollover Notice has been provided to Rex, then, notwithstanding Section 5.3(e) of this Agreement and to the extent not already currently in force, Sellers shall make a valid election under Section 754 of the Code on the Company’s federal income Tax Return for the Tax period ending on the Closing Date.

(b) Any Tax Return required to be filed by Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Sellers for Sellers’ written approval not less than forty-five (45) days prior to the due date for the filing of such Tax Return, which written approval shall not be unreasonably withheld, conditioned, or delayed. If a Seller objects to a Straddle Period Tax Return, Purchaser and Sellers shall endeavor to resolve the matter. If Purchaser and Sellers are unable to agree as to the Straddle Period Tax Return, the matter will be referred to the Accounting Arbitrator, whose decision shall be binding.

8.3 Access to Information.

(a) From and after Closing, Sellers shall grant to Purchaser (or its designees) reasonable access at all reasonable times to the information, books, and records relating to the Company or the Subsidiaries within the possession of Sellers (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any Seller’s legal counsel and personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after Closing, Purchaser shall grant to Sellers (or Sellers’ designees) reasonable access at all reasonable times to the information, books, and records relating to the Company and its subsidiaries within the possession of Purchaser, the Company or its subsidiaries (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Purchaser’s legal counsel and personnel files), and shall afford Sellers (or Sellers’ designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or Sellers’ designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) Each of the Parties shall preserve and retain all schedules, work papers, and other documents within such Party’s possession relating to any Tax Returns of, or with respect to, Taxes of the Company or the Subsidiaries or to any claims, audits or other proceedings affecting the Company or the Subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d) At either Purchaser’s or Sellers’ request, the other Party shall provide reasonable access to Purchaser’s or Sellers’, as the case may be, and their respective Affiliates’ (including the Company’s and the Subsidiaries’) personnel who have knowledge of the information described in this Section 8.3.

(e) In the case of any Tax Return to be prepared pursuant to the provisions of this Article 8, if the Party that is not preparing the Tax Return (or any of its Affiliates) is required to pay any Taxes shown on the Tax Return, then the Party preparing the Tax Return shall provide the Party not preparing the Tax Return with appropriate documentation and computations reasonably requested by such latter Party supporting the determinations made by the Party preparing the Tax Return as to the amount of Tax so due by the Party not preparing the Tax Return (or any of its Affiliates).

8.4 Contest Provisions. If, after the Closing, Purchaser or any of its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes with respect to which Sellers may incur indemnification liability under this Agreement (a “Tax Proceeding”), Purchaser shall promptly notify Sellers of the Tax Proceeding in writing and in any event within ten (10) days after receiving the notice of the Tax Proceeding. If the Tax Proceeding involves a non-Straddle Period Tax Return for which Sellers may incur indemnification liability under this Agreement, Sellers shall control the Tax Proceeding. If the Tax Proceeding involves a Straddle Period Tax Return for which Sellers may incur indemnification liability under this Agreement, Purchaser shall control the Tax Proceeding. In either situation, Sellers shall have the right to participate in any such Tax Proceeding and to employ counsel of their choice at their expense. Purchaser shall have the right to participate in any such Tax Proceeding at its own expense. Notwithstanding the foregoing, neither Party shall be entitled to settle, either administratively or after the commencement of litigation, that portion of a Tax Proceeding for which the other Party may incur an indemnification obligation or that would result in increased liability for such Other Party for Taxes without the prior written consent of that other Partner, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5 Post-Closing Actions Which Affect Sellers’ Tax Liability. Neither Purchaser nor any Affiliate of Purchaser shall amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Company or the Subsidiaries with respect to any taxable year or period ending on or before the Closing Date or any Straddle Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed in the event of a Straddle Period Tax Return, but may be withheld in the sole discretion of either Seller in the event of any Tax Return for any taxable year or period ending on or before the Closing Date.

8.6 Refunds.

(a) Any refunds of Taxes attributable to any Pre-Closing Period shall be for the account of Sellers and shall be paid by Purchaser to Sellers (in proportion to their respective interests in the Company prior to the transactions contemplated by this Agreement) within five (5) days of receipt of any such refund except to the extent that such Tax refund was taken into account for purposes of calculating the Purchase Price after giving effect to all adjustments set forth in Section 2.2. In determining the portion of a Tax refund relating to a Pre-Closing Period, any refund of Taxes relating to a Straddle Period shall be equitably apportioned between the portion of such period ending on the Closing Date and the portion of such taxable period beginning on the day after the Closing Date. Purchaser shall provide reasonable cooperation to Sellers and Sellers’ Affiliates at Sellers’ expense in order to take all necessary steps to claim any such refund. Purchaser shall notify Sellers within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. Purchaser agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to Sellers all information, records and assistance necessary to verify the amount of the refund or overpayment at Sellers’ expense.

(b) Purchaser shall not, and shall cause the Company and the Subsidiaries not to, carry back any Tax Item of the Company or its subsidiaries arising in any taxable period beginning at or after the Closing Date to a taxable year ending before the Closing Date, except as required by applicable Law.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of Sellers and Purchaser;

(b) by Sellers (collectively) or Purchaser if the Closing has not occurred on or before September 16, 2015 (the “Closing End Date”); provided, however, that, no Party shall be entitled to terminate this Agreement under Section 9.1(b) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements hereunder or such Party is in material breach of its representations and warranties set forth in this Agreement;

(c) by Sellers (collectively) or Purchaser, if the consummation of the Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction, subject, however, to compliance by the terminating Party with the terms of Section 5.5;

(d) by Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to Sellers, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of either Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Purchaser or cured by the applicable Seller, as applicable, within 20 Business Days after receipt by the applicable Seller of written notice thereof from Purchaser or is not reasonably capable of being cured prior to the Closing End Date; or

(e) by Sellers (collectively) (if neither Seller is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Sellers or cured by Purchaser, as applicable, within 20 Business Days after receipt by Purchaser of written notice thereof from Sellers or is not reasonably capable of being cured prior to the Closing End Date.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 1.2, 3.21, 5.2, and 5.4, this Article 9, Article 11 and the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

ARTICLE 10

INDEMNIFICATION; LIMITATIONS

10.1 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend, and hold harmless Sellers and their Affiliates (other than the Company and the Subsidiaries) and their respective officers, directors, managers, employees, and agents (the “Seller Group”) from and against all Damages incurred or suffered by Seller Group and caused by, arising out of, relating to or resulting from:

(i) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 5, or

(ii) any breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement or in the certificate delivered at Closing pursuant to Section 7.3(d),

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

(b) From and after Closing, Sellers [REDACTED]* shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective officers, directors,

managers, employees, and agents (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group and caused by, arising out of, relating to or resulting from:

(i) a Seller’s breach of its covenants or agreements contained in Article 5;

(ii) any breach of any Fundamental Representation [REDACTED]*;

(iii) any Transaction Expenses or Indebtedness of the Company or any of the Subsidiaries (except to the extent taken into account in the calculation of the Purchase Price pursuant to Article 2 or otherwise paid at or prior to the Closing);

(iv) the matters set forth on Schedule 3.6; or

(v) (A) any and all Taxes of Sellers (other than Transfer Taxes) or of the Company or any Subsidiary to the extent attributable or related to any Pre-Closing Period, (B) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar state, provincial, local, or non-U.S. Law or regulation), and (C) any and all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction before the Closing Date and are appropriately attributable to a Pre-Closing Period,

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

(c) Notwithstanding anything to the contrary contained in this Agreement, other than with respect to (i) claims for specific performance pursuant to Section 11.18, (ii) claims arising out of or relating to actual fraud or (iii) claims pursuant to Article 8, Section 5.12, or Section 5.4, from and after Closing, Sellers’ and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 3, Article 4, and Article 5, and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 7.2(f) and 7.3(d), as applicable, is set forth in this Article 10, and if no such right or remedy is expressly provided, then such claim is hereby waived to the fullest extent permitted by Law.

(d) The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 10 as an adjustment to the Purchase Price.

10.2 Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a) Promptly upon obtaining actual knowledge of a claim for indemnification hereunder, any Party making a claim for indemnification under Section 10.1 (hereunder, an “Indemnitee”) shall notify the indemnifying party (“Indemnitor”) of such claim in writing (the “Notice of Claim”), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have adversely affected the Indemnitor’s ability to defend against, settle, mitigate or satisfy any Loss for which the Indemnitee is entitled to indemnification hereunder.

(b) If the claim set forth in a Notice of Claim relates to a claim or demand asserted by a third party, the Indemnitor shall have the right to elect (by notice in writing to the Indemnitee within thirty (30) days after the date the Notice of Claim is deemed delivered pursuant to Section 10.2(a)) to defend such third party claim or demand with reputable counsel on behalf of the Indemnitee, at the Indemnitor’s sole cost and expense; provided, that prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor will fully indemnify the Indemnitee with respect thereto. If the Indemnitor elects to defend such third party claim or demand, the Indemnitee shall make available to the Indemnitor and its agents and representatives as reasonably requested all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise reasonably cooperate with and assist the Indemnitor in the defense of such third party claim or demand, subject to the reimbursement of the reasonable costs and expenses incurred by the Indemnitee as a result of a request by the Indemnitor to so make available records or other materials or so cooperate. So long as the Indemnitor is defending such third party claim or demand in good faith, the Indemnitee shall not pay, settle or compromise such third party claim or demand without the consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned) for an amount which is [REDACTED]* of the amount which the Indemnitee seeks to recover from the Indemnitor; it being understood that the Indemnitee may settle any third party claim or demand for an amount which is [REDACTED]* of the amount which the Indemnitee seeks to recover from the Indemnitor hereunder without the consent of the Indemnitor, in which case the Indemnitee shall not be entitled to indemnification for any amounts in excess of those amounts that the Indemnitee seeks to recover from the Indemnitor. If the Indemnitor shall control the defense of any third party claim or demand, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before admitting any liability with respect to, consenting to the entry of any judgment, or settling, compromising or discharging, such third party claim or demand if, pursuant thereto or as a result thereof, injunctive or other equitable relief shall be imposed against the Indemnitee or if such judgment, settlement, compromise or discharge does not expressly and unconditionally release the Indemnitee from all liabilities with respect to such third party claim or demand, without prejudice. If the Indemnitor elects to defend such third party claim or demand, the Indemnitee shall have the right to participate in the defense of such third party claim or demand, at its own expense, provided, that if the Indemnitor does not elect to defend such third party claim or demand, does not defend such third party claim in good faith or in a timely manner, or if there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor’s expense, to defend or participate in the defense of such third party claim or demand. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of the defense of any third party claim or demand, and shall pay the fees and expenses of counsel retained by the Indemnitee with respect thereto, if (A) such third party claim or demand relates to or arises in connection with any Taxes (which are addressed in Section 8.4) or criminal matters or (B) such third party claim or demand seeks an injunction or equitable relief against the Indemnitee or its business (including the Business).

(c) Except as otherwise provided in the following sentence with respect to claims by the Company, any claim for indemnity under Section 10.1 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than a Seller and Purchaser, or, after Closing, the Company, shall have any rights against a Seller or Purchaser under the terms of Section 10.1 except as may be exercised on its behalf by Purchaser or such Seller, as applicable, pursuant to this Section 10.2(c). Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 10.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 10.2.

10.3 Limitation on Actions.

(a) The representations and warranties of each Seller hereunder (and in the certificates to be delivered pursuant to Section 7.2(f)), excluding the representations and warranties contained in Section 3.1 (Sellers), Section 3.2 (The Company), Section 3.3 (Subsidiaries), Section 3.4 (The Shares), Section 3.10(a) (Properties), and Section 3.12 (Liability for Broker’s Fees) (the “Fundamental Representations”), shall terminate and be of no further force and effect as of the Closing Date. Without limiting the foregoing, and subject to the further terms of this Section 10.3, the R&W Insurance shall be the sole and exclusive recourse and remedy of Purchaser Group with respect to breaches of the representations and warranties contained herein (and in the certificates to be delivered pursuant to Section 7.2(f)) other than the Fundamental Representations. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is [REDACTED]* following the Closing Date, except (a) for such covenants and agreements that expressly survive for a longer period, which shall survive the Closing for such longer period as expressly specified herein or therein, (b) the Fundamental Representations, the representations and warranties of Purchaser in Article 4 and the terms of Sections 10.1(b)(iv) and (v) (including all rights of indemnification thereunder) shall survive the Closing for a period of [REDACTED]* following the Closing Date, and (c) the terms of Section 10.1(b)(iii) (including all rights of indemnification thereunder) shall survive for a period of [REDACTED]* following the Closing Date. Notwithstanding the preceding sentence, (x) any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time, and (y) nothing contained in this Section 10.3(a) will limit, in any way, any rights a Party may have to bring claims grounded in actual fraud. The representations and warranties in this Agreement or in any writing delivered by any Party to any other Party in connection with this Agreement shall survive for the periods set forth in this Section 10.3(a) and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of the Parties, or the knowledge of any of the Parties’ officers, directors, shareholders, employees or agents or the acceptance by the Parties of any certificate or opinion hereunder. Sellers shall be severally, and not jointly liable under Section 10.1(b)(ii) with respect to breaches of the Fundamental Representations in Section 3.1 and the covenants and agreements set forth in Section 5.2 and 5.12.

(b) Without limiting the foregoing, the R&W Insurance Policy shall be the sole recourse for any Damages to which a member of the Purchaser Group is entitled with respect to breaches of the representations and warranties set forth in Article 3 (other than with respect to Damages for any breaches or inaccuracies of any of the Fundamental Representations or based on actual fraud). With respect to Damages to which Purchaser Group is entitled pursuant to Section 10.1(b), Purchaser may seek recourse for such Damages from Sellers directly pursuant to this Article 10.

(c) The amount of any Damages for which an Indemnitee is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually received by the Indemnitee or its Affiliates with respect to such Damages (net of any collection costs, deductibles, and increases in premiums); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(d) As used in this Agreement, the term “Damages” means the amount of any liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the limitations, thresholds, qualifications and similar provisions set forth in this Article 10 shall not apply in the event of or with respect to actual fraud, and (ii) no Indemnified Person shall be required to show that it relied on any representation, warranty, covenant or obligation of Sellers in order to be entitled to indemnification pursuant to this Article 10.

ARTICLE 11

MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or e-mail in portable document format (.pdf) is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

11.2 Notices. Any and all notices required or permitted under this Agreement must be made or given in writing and delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by fax or e-mail, to the other Party at the addresses set forth below; provided, however, if any delivery is made by fax or e-mail, the notice will be deemed delivered only if the Party giving the notice obtains a confirmation of receipt, which the Party receiving the notice shall be affirmatively obligated to provide (or allow to be provided, in the case of “read receipts” and other automated receipt notification processes). All notices will be deemed given and effective on the earliest to occur of actual receipt and (i) the confirmed fax or e-mail transmission; (ii) the hand delivery of the notice to the address for notices; (iii) one (1) Business Day after the deposit of such notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices; or (iv) three (3) Business Days after depositing the notice in the United States mail. The addresses of the Parties for purposes of notice are as follows:

If to Sand Hills:	Sand Hills Management, LLC
34 Northeast Drive
Hershey, PA 17033
Attention: Ned E. Wehler
Telephone: (717) 298-6901
E-mail: nwehler@keystoneclear.net

If to Rex:	Rex Energy Corporation
366 Walker Drive
State College, PA 16801
Attention: Office of the General Counsel
Telephone: (814) 278-7267
Facsimile: (814) 278-7286
E-mail: jmcdonough@rexenergycorp.com

If to Purchaser:	American Industrial Water, LLC
1025 Laurel Oak Road
Voorhees, NJ 08043
Attention: Adam R. McDonough
Telephone: 724.743.3117
Facsimile: n/a
E-mail: amcdonough@amwater.com

With a copy to:	American Water Works Company, Inc.
1025 Laurel Oak Road
Voorhees, NJ 08043
Attention: Mark F. Strauss
Telephone: 856.346.5850
Facsimile: 856.346.5829
E-mail: mark.strauss@amwater.com

And with a copy to:	Reed Smith LLP
1717 Arch Street, Suite 3100
Philadelphia, PA 19103
Attention: Brian C. Miner
Telephone: 215.851.8119
Facsimile: 215.851.1420
E-mail: bminer@reedsmith.com

Either Party may change its address for notice by notice to the other in the manner set forth above.

11.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 8, Purchaser (on the one hand) and Sellers (on the other hand) shall each bear one-half of any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). Should any Seller, the Company, or any Affiliate of any of them pay prior to Closing, or should any Seller or any continuing Affiliate of any Seller pay after Closing, any amount for which Purchaser is liable under this Section 11.3, Purchaser shall, promptly following receipt of such Seller’s invoice, describing the amount in reasonable detail, reimburse the amount paid.

11.4 Expenses. Except as provided in Section 5.5, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

11.5 Records. As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser or the Company any original records of the Company that are in the possession of Sellers or its remaining Affiliates.

11.6 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

11.7 Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal or state courts located in the State of Delaware with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, the determination of Purchase Price adjustments pursuant to Section 2.3 is referred to an expert pursuant to those Sections) will be instituted exclusively in such courts. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by any Party against another in any matter whatsoever arising out of, in relation to, or in connection with, this Agreement.

11.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.10 Assignment. No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void; provided, however, that at any time prior to the Closing Date, Purchaser may, without the prior written consent of Sellers, assign all or any portion of its rights (but not its obligations) under this Agreement relating to the purchase of the Shares to one or more of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

11.11 Entire Agreement. The Confidentiality Agreement, this Agreement, and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

11.12 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Sellers and Purchaser and expressly identified as an amendment or modification.

11.13 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 5.4 and Section 10.2(c).

11.14 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

11.15 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.16 References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term; (h) “made available” means that Purchaser, its Affiliates, or representatives have had the opportunity, prior to the date hereof, to review the relevant documents or referenced matters or materials at the offices of Sellers or its Affiliates or representatives or electronically by virtue of the Data Room.

11.17 Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Shares, the Company, the Subsidiaries, and the Business as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Business, its value, operation, and suitability. Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

11.18 Specific Performance. The Parties agree that, other than (a) breaches of Sellers’ representations and warranties in Article 3 (other than the Fundamental Representations), Purchaser’s sole and exclusive remedy for which shall be the condition precedent to Closing as set forth in Section 6.2(a) and the R&W Insurance Policy, as set forth in Section 10.1(c) and 10.3(b), and (b) as set forth in Section 10.1(c), irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 11.7, in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by either Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled (including monetary damages) hereunder.

[REDACTED]*

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLERS:

Rex Energy Corporation

By:	/s/ F. Scott Hodges
Name:	F. Scott Hodges
Title:	SVP, Land & Business Development

Sand Hills Management, LLC

By:	/s/ Ned E. Wehler
Name:	Ned E. Wehler
Title:	Manager

PURCHASER:

AMERICAN INDUSTRIAL WATER, LLC

By:	/s/ Mark F. Strauss
Name:	Mark F. Strauss
Title:	SVP, Strategy & Business Dev.

PARENT:

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Mark F. Strauss
Name:	Mark F. Strauss
Title:	SVP, Strategy & Business Dev.

Signature Page to Purchase and Sale Agreement